Exhibit 99.1

FOR IMMEDIATE RELEASE	April 30, 2012
Media Contact: Joe Barrios, (520) 884-3725	Page 1 of 6
Financial Analyst Contact: Chris Norman, (520) 884-3649

UNISOURCE ENERGY REPORTS FIRST QUARTER 2012 EARNINGS,

MAINTAINS 2012 EARNINGS GUIDANCE RANGE

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UniSource Energy’s net income for the first quarter of 2012 was $6.5 million, or $0.17 per share of common stock on a fully diluted basis, compared with net income of $13.5 million, or $0.35 per diluted share in the first quarter of 2011.

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UniSource Energy’s primary subsidiary, Tucson Electric Power Company (TEP), reported a net loss of $1.5 million in the first quarter of 2012 compared with net income of $4.7 million in the first quarter of 2011. TEP’s results were adversely affected by: an anticipated reduction in margins on long-term wholesale sales; an expected increase in depreciation and amortization expense; lower energy demand from industrial customers; and mild winter weather that reduced residential and commercial kilowatt-hour (kWh) sales.

•	Financial results for the first quarter were in line with expectations. UniSource Energy is maintaining its 2012 earnings guidance range of $2.05 to $2.35 per diluted share.

Tucson, Ariz. – UniSource Energy Corporation (NYSE: UNS) today reported first quarter 2012 net income of $6.5 million, or $0.17 per share of common stock on a fully diluted basis, compared with $13.5 million, or $0.35 per diluted share in the same period last year.

“We anticipated weaker financial results this year as we enter the final year of TEP’s current base rate freeze. We remain disciplined in controlling operating expenses, however costs related to utility system investments, the impact of energy efficiency programs, and slow economic recovery will continue to put pressure on our financial performance,” said Paul Bonavia, UniSource Energy’s Chairman and Chief Executive Officer. “A key area of focus over the next 15 months is TEP’s upcoming rate filing with the Arizona Corporation Commission.”

The current rates paid by TEP customers are based on 2006 expense levels and were established as part of a settlement agreement that was approved by the Arizona Corporation Commission (ACC) in November 2008. That agreement keeps TEP’s non-fuel base rates frozen through at least December 31, 2012. In April, TEP filed a notice with the ACC indicating that it intends to file a rate case application on or about July 2, 2012.

“Since 2006, we have invested between $400 and $500 million across TEP’s utility system to enhance service reliability and safety, expand our solar generating portfolio, and comply with environmental mandates. We are filing this rate case so that TEP can recover its full cost of service, including an appropriate return on invested capital,” Bonavia said.

Tucson Electric Power

Retail kWh Sales and Revenues

TEP’s retail kWh sales decreased by 1.9 percent in the first quarter, due in part to lower demand from industrial customers and a 13.7 percent decrease in heating degree days compared with the first quarter of 2011. The decline in retail sales volumes led to a $3.3 million, or 3.0 percent, decrease in TEP’s retail margin revenues compared with the first three months of 2011.

Long-Term Wholesale Revenues

As expected, TEP’s first-quarter margin on long-term wholesale kWh sales fell to $1.9 million from $7.0 million in the first quarter of 2011. The decrease reflects a pricing change that occurred in June 2011 related to TEP’s largest wholesale sales contract.

Other Operating Expenses

TEP’s Base operations and maintenance (O&M) expense was $1.8 million lower than the first quarter of 2011 due in part to fewer planned generating plant maintenance outages. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements. In the first quarter of 2012, depreciation expense increased by $1.8 million as a result of additional plant-in-service compared with the same period last year.

UNS Gas

UNS Gas reported net income of $5.4 million in the first quarter of 2012 compared with $6.1 million in the first quarter of 2011. Retail therm sales declined 6.3 percent compared to the same period last year partly due to mild winter weather. Heating degree days in UNS Gas’ service territory declined by 6.0 percent compared with the first quarter of 2011.

On April 24, 2012, the ACC approved a $2.7 million base rate increase as well as a mechanism that will enable UNS Gas to recover lost fixed-cost revenues as a result of the state’s energy efficiency standards. The ACC also approved UNS Gas’ request to implement a temporary credit adjustment to refund surplus gas costs to customers over a two-year period. This credit, which will not affect UNS Gas’ net income, will more than offset the base rate increase and will result in a net decrease in average residential customers’ bills of 2.2 percent. The new rates will be effective May 1, 2012.

UNS Electric

UNS Electric reported net income of $2.9 million in the first quarter of 2012 compared with $3.6 million in the first quarter of 2011. The decrease was due in part to small increases in various operating expenses.

Seasonality of Earnings

The net income and results of operations of TEP as well as of UNS Gas and UNS Electric – operating subsidiaries of UniSource Energy Services (UES) – are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.

Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas typically records the majority of its net income during the first and fourth quarters.

Net Income and Earnings Per Share Summary

	1st Quarter
Net Income (Loss)	2012	2011
	-Millions-
Tucson Electric Power	$(1.5)	$4.7

UNS Gas	5.4	6.1

UNS Electric	2.9	3.6

Other (1)	(0.3)	(0.9)

Net Income (Loss)	$6.5	$13.5

Avg. Basic Shares Outstanding (millions)	38.0	36.8
Avg. Diluted Shares Outstanding (millions)	38.3	41.4

	1st Quarter
Earnings (Loss) Per UniSource Energy Share	2012	2011
Tucson Electric Power	$(0.04)	$0.13

UNS Gas	0.14	0.17

UNS Electric	0.08	0.10

Other (1)	(0.01)	(0.03)

Net Income per Basic Share	$0.17	$0.37

Net Income per Diluted Share	$0.17	$0.35

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly owned subsidiaries of UniSource Energy.

UniSource Energy believes the presentation of TEP, UNS Gas and UNS Electric net income or loss on a per basic UniSource Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings or losses.

Conference Call and Webcast

The company will host a conference call on Monday, April 30 at 9 a.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time.

Dial-in number: (877) 582-0446

Reference code: 75066197

The conference call can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.

Replay number: (800) 642-1687

Reference code: 75066197

In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during the first quarter of 2012. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.

UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4.0 billion. UniSource Energy's primary subsidiaries include Tucson Electric Power, which serves more than 405,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 240,000 customers in northern and southern Arizona. Visit uns.com for more information about UniSource Energy and its subsidiaries.

This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy's ability to reach the 2012 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions, which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP's generating plants; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2012 RESULTS

UniSource Energy Corporation

Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2012	2011	Amount	Percent
Operating Revenues
Electric Retail Sales	$205,431	$217,215	$(11,784)	(5.4)
Electric Wholesale Sales	37,104	40,914	(3,810)	(9.3)
Gas Revenue	50,209	57,189	(6,980)	(12.2)
Other Revenues	26,130	29,448	(3,318)	(11.3)

Total Operating Revenues	318,874	344,766	(25,892)	(7.5)

Operating Expenses
Fuel	70,735	71,191	(456)	(0.6)
Purchased Energy	63,276	78,274	(14,998)	(19.2)
Transmission	2,826	2,502	324	12.9
Decrease to Reflect PPFAC/PGA Recovery Treatment	(2,561)	(5,388)	2,827	52.5

Total Fuel and Purchased Energy	134,276	146,579	(12,303)	(8.4)
Other Operations and Maintenance	94,317	101,056	(6,739)	(6.7)
Depreciation	34,984	32,790	2,194	6.7
Amortization	8,664	7,377	1,287	17.4
Taxes Other Than Income Taxes	12,238	12,144	94	0.8

Total Operating Expenses	284,479	299,946	(15,467)	(5.2)

Operating Income	34,395	44,820	(10,425)	(23.3)

Other Income (Deductions)
Interest Income	258	994	(736)	(74.0)
Other Income	3,095	2,856	239	8.4
Other Expense	(458)	(629)	171	27.2

Total Other Income (Deductions)	2,895	3,221	(326)	(10.1)

Interest Expense
Long-Term Debt	19,135	18,092	1,043	5.8
Capital Leases	8,296	9,929	(1,633)	(16.4)
Other Interest Expense, Net of Interest Capitalized	175	(920)	1,095	N/M

Total Interest Expense	27,606	27,101	505	1.9

Income Before Income Taxes	9,684	20,940	(11,256)	(53.8)
Income Tax Expense	3,208	7,468	(4,260)	(57.0)

Net Income	$6,476	$13,472	$(6,996)	(51.9)

Weighted-Average Shares of Common Stock Outstanding (000)	38,031	36,789	1,242	3.4

Basic Earnings per Share	$0.17	$0.37	$(0.20)	(54.6)

Diluted Earnings per Share	$0.17	$0.35	$(0.18)	(51.4)

Dividends Declared per Share	$0.43	$0.42	$0.01	2.4

N/M—Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2012 RESULTS

TUCSON ELECTRIC POWER COMPANY

Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars)	March 31,		Increase / (Decrease)
(UNAUDITED)	2012	2011	Amount	Percent
Operating Revenues
Electric Retail Sales	$166,331	$173,702	$(7,371)	(4.2)
Electric Wholesale Sales	29,766	35,256	(5,490)	(15.6)
Other Revenues	27,881	30,630	(2,749)	(9.0)

Total Operating Revenues	223,978	239,588	(15,610)	(6.5)

Operating Expenses
Fuel	69,974	70,369	(395)	(0.6)
Purchased Power	13,626	17,236	(3,610)	(20.9)
Transmission	963	695	268	38.6
Decrease to Reflect PPFAC Recovery Treatment	(7,686)	(8,937)	1,251	14.0

Total Fuel and Purchased Energy	76,877	79,363	(2,486)	(3.1)
Other Operations and Maintenance	82,466	88,492	(6,026)	(6.8)
Depreciation	27,467	25,733	1,734	6.7
Amortization	9,591	8,304	1,287	15.5
Taxes Other Than Income Taxes	9,685	9,904	(219)	(2.2)

Total Operating Expenses	206,086	211,796	(5,710)	(2.7)

Operating Income	17,892	27,792	(9,900)	(35.6)

Other Income (Deductions)
Interest Income	26	734	(708)	(96.5)
Other Income	2,461	1,372	1,089	79.4
Other Expense	(1,487)	(1,230)	(257)	(20.9)

Total Other Income (Deductions)	1,000	876	124	14.2

Interest Expense
Long-Term Debt	13,916	12,255	1,661	13.6
Capital Leases	8,296	9,929	(1,633)	(16.4)
Other Interest Expense, Net of Interest Capitalized	110	(747)	857	N/M

Total Interest Expense	22,322	21,437	885	4.1

Income Before Income Taxes	(3,430)	7,231	(10,661)	N/M
Income Tax Expense	(1,969)	2,527	(4,496)	N/M

Net Income	$(1,461)	$4,704	$(6,165)	N/M

	Three Months Ended
Tucson Electric Power	March 31,		Increase / (Decrease)
Electric MWh Sales:	2012	2011	Amount	Percent
Retail Sales	1,918,043	1,954,737	(36,694)	(1.9)
Long-Term Wholesale Sales	170,457	230,338	(59,881)	(26.0)

N/M—Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.